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                                                                      Exhibit 12

                                Motorola, Inc.
                      Ratio of Earnings to Fixed Charges

                                             Years Ended December 31,
                                 -----------------------------------------------
(In Millions)                        1998      1997     1996     1995     1994
                                 -----------------------------------------------
Pretax Income (1)                  ($1,396)   $1,796   $1,810   $3,195   $2,447

Capitalized interest                    $0        $0       $0       $0       $0

Fixed charges
(as calculated below)                 $445      $332     $357     $302     $277
                                 -----------------------------------------------

Earnings (2)                         ($951)   $2,128   $2,167   $3,497   $2,724
                                 ===============================================

Fixed charges:

Interest expense                      $338      $229     $263     $228     $215

Rent expense interest factor          $107      $103      $94      $74      $62
                                 -----------------------------------------------

Total fixed charges (3)               $445      $332     $357     $302     $277
                                 ===============================================

Ratio of earnings to
 fixed charges                          --(4)    6.4      6.1     11.6      9.8
                                 ===============================================

(1) After adjustments required by Item 503 (d)(3)(ii), (iii) and (iv) of SEC Regulation S-K.

(2) As defined in Item 503 (d)(3) of SEC Regulation S-K.

(3) As defined in Item 503 (d)(4)(i) of SEC Regulation S-K.

(4) Earnings were inadequate to cover fixed charges by $1.4 billion.


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